UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)	April 14, 2005

MINRAD INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-49635	870299034
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

847 Main Street, Buffalo, New York 14203
(Address of principal executive offices)

Registrant's telephone number, including area code:		716-855-1068

(Former name or former address, if changed since last report.)

    Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

    [  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

    [  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

    [  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

    [  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01     Entry into a Material Definitive Agreement

        On April 14, 2005, Minrad International, Inc., through its wholly owned subsidiary, Minrad Inc., amended its existing distribution agreement with RxElite Holdings Inc. to grant RxElite a non-exclusive right to purchase Attane™, Minrad's generic inhalation anesthetic product (enflurane), for distribution for veterinary uses in the U.S. market.  The amendment also gives RxElite the exclusive right to purchase for distribution to end users two other generic inhalation anesthetic products made by Minrad -- desflurane (for human use) and Sustane™ (sevoflurane for veterinary use) -- when they become available.

        Terms of the original contract, which were not amended, provide RxElite with the exclusive right to distribute for human use two other generic Minrad drugs, Terrell™ (isoflurane) and Compound 347™ (enflurane) under the RxElite label, and provide RxElite the exclusive right to distribute sevoflurane for human use after approval by the U.S. Food and Drug Administration has been received and any existing period of exclusivity granted by the FDA has expired.

        Under the terms of the amended agreement, RxElite will maintain the exclusive rights to distribute inhalation anesthetics for human use in the U.S. market as described above so long as it purchases specified minimum annual quantities of the inhalation anesthetics at prices specified in the agreement. Subject to the provisions of the agreement, RxElite will not itself manufacture or have manufactured for it, or directly or indirectly sell, any inhalation anesthetics for human use from third parties that are similar to Terrell™, Compound 347™, or sevoflurane (when and if available).

        The existing contract was entered into as of June 9, 2004, and the amendment is effective as of March 31, 2005.  Unless extended, the contract expires on December 31, 2007.

        On April 14, 2005, Minrad International, Inc. issued the press release relating to expansion of its distribution contract with RxElite Holdings Inc. that is filed with this report as Exhibit 99.

Item 9.01     Financial Statements and Exhibits

(c)     Exhibits

            99     Press Release of Minrad International, Inc, dated April 14, 2005, relating to expansion of its distribution contract with RxElite Holdings Inc.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MINRAD INTERNATIONAL, INC.
(Registrant)

By:	/s/ William H. Burns, Jr.
William H. Burns, Jr.
President and CEO

April 19, 2005